EXECUTION VERSION
STOCK PURCHASE AGREEMENT
among
A.L. INDUSTRIER A.S.,
AS WANGS FABRIK,
ALPHARMA INC.,
ALPHARMA (BERMUDA) INC.
and
ALPHARMA EURO HOLDINGS INC.

2

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2006, is entered into by and among A.L. Industrier A.S., a public limited liability company organized under the laws of Norway (“A.L. Industrier”), AS Wangs Fabrik, a private limited liability company formed under the laws of Norway and a wholly owned subsidiary of A.L. Industrier (“Wangs Fabrik,” and together with A.L. Industrier, the “Seller Parties”), and Alpharma (Bermuda) Inc., a Delaware corporation (“ABI”), Alpharma Euro Holdings Inc., a Delaware corporation (“AEHI,” and together with ABI, the “Purchasers”), and Alpharma Inc., a Delaware corporation (“Parent,” and together with the Purchasers, the “Buyer Parties”). The Buyer Parties and the Seller Parties are each referred to herein as a “Party,” and collectively, the “Parties.”
RECITALS
     WHEREAS, Wangs Fabrik is the owner of all of the issued and outstanding shares of the Class B Common Stock, par value $0.20 per share (the “Shares”), of Parent; and
     WHEREAS, Wangs Fabrik desires to sell to the Purchasers, and the Purchasers desire to purchase from Wangs Fabrik, all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, as a condition to and as an inducement to the Buyer Parties’ entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, shareholders of A.L. Industrier representing approximately 46% of the outstanding voting shares of A.L. Industrier have entered into a voting agreement with Parent dated the date hereof and in the form attached hereto as Exhibit A; and
     WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth on Exhibit B hereto.
     NOW, THEREFORE, in consideration of the premises and mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.1 Sale of Shares. Upon the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Wangs Fabrik hereby agrees to sell, transfer, assign and deliver at the Closing to the Purchasers 11,872,897 Shares (appropriately adjusted to reflect the effect of any stock splits, stock dividends or similar events affecting the Shares), free and clear of any Liens (other than Liens arising from acts of the Buyer Parties or any Person that was an Affiliate of the Buyer Parties prior to the Closing).
     1.2 Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, the Purchasers hereby agree to purchase the Shares at the Closing for a per share purchase price of US $25.50 (appropriately adjusted to reflect the effect of any stock splits, stock dividends or similar events affecting the Shares, the “Per Share Price”) for an aggregate purchase price of US $302,758,873.50 (the “Purchase Price”), as follows:
          (a) ABI shall purchase 2,968,224 shares for an aggregate price of US $75,689,712, and
          (b) AEHI shall purchase 8,904,673 shares for an aggregate price of US $227,069,161.50.
     1.3 The Closing.
          (a) Subject to the terms and conditions of this Agreement, the closing of the purchase by the Purchasers of the Shares (the “Closing”) shall take place (i) at the offices of Heller Ehrman LLP, Times Square Tower, 7 Times Square, New York, New York 10036, at 10:00 a.m., local time, no later than on the Business Day following the day on which the conditions set forth in Article VI shall have been fulfilled or waived in accordance herewith (other than conditions that may only be satisfied at the Closing) or (ii) at such other place, time or date as the Parties agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
          (b) At the Closing:
               (i) Wangs Fabrik shall deliver to the Purchasers the stock certificate(s) representing the Shares being sold by Wangs Fabrik, duly endorsed in blank or with separate medallion guaranteed notarized stock transfer powers attached thereto (or such other guarantee as is acceptable to Parent’s transfer agent) and signed in blank, together with all other instruments of transfer necessary or appropriate to effect the transfer of the Shares to the Purchasers;
               (ii) the Buyer Parties shall deliver or cause to be delivered to Wangs Fabrik payment by wire transfer of immediately available funds to an account or accounts at a bank identified by Wangs Fabrik by written notice to Parent at least one Business Day prior to the Closing Date an amount equal to the Purchase Price; and
               (iii) the Parties shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Article VI hereof.
ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER PARTIES
     The Seller Parties, jointly and severally, represent, warrant and covenant to the Buyer Parties as follows:
     2.1 Organization — Seller Parties. A.L. Industrier is a public limited liability company duly organized and validly existing under the laws of Norway. Wangs Fabrik is a private limited liability company duly formed and validly existing under the laws of Norway. Each Seller Party (a) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (b) is duly qualified or licensed, individually or in the aggregate, to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (b) where the failure to be so duly qualified or licensed has not had and could not reasonably be expected to result in a material adverse effect on the ability of either Seller Party to perform its obligations under, and consummate the transactions contemplated by, this Agreement (a “Seller Material Adverse Effect”). A.L. Industrier’s organizational number is 910 254 685. Wangs Fabrik’s organizational number is 918 229 620.
     2.2 Power; Authorization and Validity of Agreement. Each Seller Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller Parties of this Agreement and, subject to each Seller Party obtaining the Requisite Shareholder Approval, the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller Parties. This Agreement has been duly executed and delivered by each Seller Party and, assuming the due execution and delivery hereof by the Buyer Parties, is a valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
     2.3 Shares. The Seller Parties are the record and beneficial owners of the Shares. Wangs Fabrik has good and valid title to the Shares. The Shares are free and clear of any Liens. Assuming the Buyer Parties have the requisite corporate power and corporate authority to own the Shares, upon delivery to the Purchasers at the Closing of certificates representing the Shares, duly endorsed by Wangs Fabrik for transfer to the Purchasers, and upon Wang Fabrik’s receipt of the Purchase Price in accordance with this Agreement and recordation of the transfer of the Shares on Parent’s share register, good and valid title to the Shares will pass to the Purchasers, free and clear of any Liens, other than Liens arising from acts of the Buyer Parties or any Person that was an Affiliate of the Buyer Parties prior to the Closing.
     2.4 No Conflicts; Notices.
          (a) The execution and delivery of this Agreement do not, and, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof, the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the Company Certificate (firmaattest) or Articles of Association (vedtekter) (the “Charter Documents”) of either Seller Party, (ii) violate or conflict with any Law applicable to either Seller Party or any of their properties, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, repurchase, prepayment or repayment or increased payments under, or result in the loss or modification of any rights or benefits under, or result in the creation of any Lien on any of the properties or assets of either Seller Party pursuant to, or require any consent, approval, license, permit, order or authorization (“Contract Consent”) of any party to, any Contract to which either Seller Party is a party or by which any of their respective properties or assets is bound, other than, in the case of (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.
          (b) No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality or antitrust authority, domestic or foreign, or any stock exchange, quotation system or similar entity or organization (“Governmental Entity”), is required by or with respect to either Seller Party in connection with the execution and delivery of this Agreement by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated hereby, except for (i) compliance with and filings under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and applicable U.S. federal and state securities Laws and the securities Laws of any foreign country or under the rules and regulations of any stock exchange or quotation service, and (ii) mandatory and OTC-regulations in Norway.
          (c) Neither of the Seller Parties is or will be required to give any notice to any party to any Contract to which such Seller Party is a party or by which any of its properties or assets is bound in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such notices the failure of which to be made, individually or in the aggregate, is not reasonably likely to cause a Seller Material Adverse Effect.
     2.5 Brokers’ and Finders’ Fees. Neither Seller Party nor any of their respective Affiliates has incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby, other than the fees and expenses of certain of its advisors, with respect to which the Seller Parties shall be solely liable.
     2.6 Disclaimer of Warranties. Except for the representations and warranties specifically set forth in this Article II and in Section 10.13, neither Seller Party makes any representation or warranty, express or implied, concerning the Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     The Buyer Parties, jointly and severally, represent, warrant and covenant to the Seller Parties as follows:
     3.1 Organization. Each of the Buyer Parties (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (c) where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of the Buyer Parties to perform their obligations under, and consummate the transactions contemplated by, this Agreement (a “Purchaser Material Adverse Effect”).
     3.2 Corporate Power, Authorization and Validity of Agreement. The Buyer Parties have all requisite corporate power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer Parties. This Agreement has been duly executed and delivered by the Buyer Parties and, assuming the due execution and delivery hereof by the Seller Parties, is a valid and binding obligation of the Buyer Parties, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). The Board of Directors of Parent (the “Board of Directors”) has determined, based upon the recommendation of the special committee of the Board of Directors, that the purchase of the Shares by Parent or its designees pursuant to this Agreement is advisable, fair to and in the best interests of Parent and Parent’s public shareholders.
     3.3 No Conflicts; Notices. The execution and delivery of this Agreement do not, and, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Certificates of Incorporation or Bylaws of the Buyer Parties, (b) violate or conflict with any Law applicable to the Buyer Parties or the properties or assets of the Buyer Parties, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of the Buyer Parties pursuant to, or require any Contract Consent of any party to, any Contract to which the Buyer Parties are a party or by which the properties or assets of the Buyer Parties are bound, except, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Purchaser Material Adverse Effect. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyer Parties in connection with the execution and delivery of this Agreement by the Buyer Parties or the consummation by the Buyer Parties of the transactions contemplated hereby, except for compliance with and filings under applicable U.S. federal and state securities Laws and the securities Laws of any foreign country or under the rules and regulations of any stock exchange or quotation service.
     3.4 Brokers’ and Finders’ Fees. None of the Buyer Parties nor any of their Affiliates have incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby, other than the fees and expenses of certain of their advisors, with respect to which the Buyer Parties shall be solely liable.
     3.5 Opinion of Financial Advisor. The special committee of the Board of Directors has received an opinion of Lazard Freres & Co. LLC to the effect that, as of the date hereof, the

Per Share Price (not including any post-closing purchase price adjustment) is fair from a financial point of view to Parent.
     3.6 Disclaimer of Warranties. Except for the representations and warranties specifically set forth in this Article III, the Buyer Parties make no representation or warranty, express or implied.
ARTICLE IV
CONDUCT PENDING THE CLOSING
     4.1 No Solicitation; Acquisition Proposals.
          (a) The Seller Parties have ceased all, and will not engage in any, discussions and/or negotiations (or otherwise enter into any agreement) with any Persons directly or indirectly relating to the sale or other disposition of all or a portion of the Shares, or the voting thereof (an “Alternate Transaction”). The Seller Parties will not directly or indirectly through any officer, director, employer, representative, agent, financial advisor or otherwise solicit, initiate or encourage inquiries or proposals or offers from or provide information to any Person regarding, or that could reasonably be expected to result in, a proposal for an Alternate Transaction.
          (b) For the avoidance of doubt, the sale of the Shares to the Purchasers pursuant to this Agreement shall not constitute an Alternative Transaction.
     4.2 Notice of Breach. Each Party shall promptly give written notice to the other Parties upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that is reasonably likely to cause or constitute a breach of any of such Party’s representations, warranties or covenants under this Agreement, as applicable.
ARTICLE V
ADDITIONAL COVENANTS
     5.1 Shareholder Approvals.
          (a) A.L. Industrier shall, as promptly as practicable, and in no event more than two business days after the date of this Agreement, issue a notice to shareholders of A.L. Industrier in the form attached hereto as Exhibit C to convene a meeting of its shareholders (the “Initial Shareholder Meeting”) which shall be held no more than fourteen days after the date of such notice. A.L. Industrier will use its commercially reasonable efforts to obtain the Requisite Shareholder Approval required for the amendment of the Bylaws of A.L. Industrier, adoption of this Agreement and consummation of the transactions contemplated by this Agreement at the Initial Shareholder Meeting; provided, however, if such Requisite Shareholder Approval is not obtained at the Initial Shareholder Meeting, A.L. Industrier shall use its commercially reasonable efforts to reconvene one or more meetings of its shareholders in order to obtain the Requisite Shareholder Approval. The Board of Directors of A.L. Industrier will recommend to the shareholders of A.L. Industrier the approval of the amendment of the Bylaws of A.L. Industrier, adoption of this Agreement and approval of any other matters needed for the consummation of the transactions contemplated by this Agreement and will include such recommendation in the notice to shareholders of A.L. Industrier for such shareholder meeting.
          (b) A.L. Industrier and Wangs Fabrik shall as promptly as practicable after the Requisite Shareholder Approval is obtained from the shareholders of A.L. Industrier pursuant to subsection (a) above, issue a notice to shareholders of Wangs Fabrik in the form attached hereto as Exhibit D to convene a meeting of the shareholders of Wangs Fabrik which shall be held no more than fourteen days after the date of such notice in order to obtain the Requisite Shareholder Approval required for the amendment of the Bylaws of Wangs Fabrik, adoption of this Agreement and consummation of the transactions contemplated by this Agreement. A.L. Industrier, as sole shareholder of Wangs Fabrik, hereby irrevocably and unconditionally agrees to vote as shareholder to approve the amendment of the Bylaws of Wangs Fabrik, adoption of this Agreement and any other matters needed for the consummation of the transactions contemplated by this Agreement; provided that the shareholders meeting in A.L. Industrier has approved the amendment of the Bylaws of A.L. Industrier, adoption of this Agreement and any other matters needed for the consummation of the transactions contemplated by this Agreement.
          (c) A.L. Industrier agrees to cause Wangs Fabrik to comply with its obligations under this Agreement. Each of A.L. Industrier and Wangs Fabrik hereby agrees to (i) act in good faith in order to effectuate and seek to consummate the transactions contemplated by this Agreement, and (ii) use its commercially reasonable efforts to cause its respective officers, directors and representatives to fully cooperate with the Seller Parties in order to effectuate and seek to consummate the transactions contemplated by this Agreement.
          (d) Without limiting the generality of the foregoing, A.L. Industrier’s and Wangs Fabrik’s obligations pursuant to this Section 5.1 will not be affected by the commencement, public proposal, public disclosure or communication to such party or its respective representatives of any Alternative Transaction.
     5.2 Confidentiality.
          (a) Unless otherwise agreed to in writing by the Party disclosing (or whose Representatives disclosed) Confidential Information (a “Disclosing Party”), each Party receiving such disclosure (a “Receiving Party”), from and after the date of this Agreement, shall, and shall cause its Controlled Affiliates, directors, officers, employees and agents (such Persons with respect to any Party are collectively referred to as such Party’s “Representatives”) to, (i) keep all Confidential Information of the Disclosing Party confidential and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the Receiving Party who need to know such Confidential Information and who agree to be bound by this Section 5.2 and (ii) not use Confidential Information of the Disclosing Party in any manner detrimental to the Disclosing Party.
          (b) For purposes of this Section 5.2, “Confidential Information” of a Party means all confidential or proprietary information about such Party that is furnished by it or its Representatives to the other party or the other party’s Representatives, regardless of the manner in which it is furnished, unless (i) the Disclosing Party indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this paragraph by the Receiving Party or its Representatives, (iii) the information was independently developed by the Receiving Party or its Representatives without the use of any confidential information provided by the Disclosing Party, (iv) the information was or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party, or (v) the information was within the possession of the Receiving Party or any of its Representatives prior to being furnished by or on behalf of the Disclosing Party, provided, that, with respect to clauses (iv) and (v) above, the source of such information was not, to the knowledge of the Receiving Party, bound by a confidentiality agreement or other legal obligation of confidentiality in respect thereof. Notwithstanding the foregoing, if the Receiving Party is required (other than as a result of action taken by it or its Representatives primarily for the purpose of causing such disclosure requirements to arise) in any judicial or administrative proceeding or by any regulatory or judicial authority or pursuant to any applicable Law (including the rules and regulations of the Commission or of any securities exchange or association on which such Receiving Party’s securities are traded) to disclose any Confidential Information, then any disclosure of such information to the extent so required shall not be prohibited by this paragraph; provided, that such disclosure shall not affect a Receiving Party’s liability for a breach of its obligations in accordance with the terms of the following two sentences. In such event, the Receiving Party shall give the Disclosing Party prompt written notice of any disclosure of Confidential Information pursuant to the immediately preceding sentence, including the circumstances requiring such disclosure, which notice shall be (to the extent permitted by any applicable judicial or administrative order or applicable Law requiring such disclosure) delivered sufficiently prior to such disclosure to permit the Disclosing Party to seek an appropriate protective order or other relief. The Receiving Party agrees to reasonably cooperate (and to cause each of its Representatives to cooperate) with the Disclosing Party, at the Disclosing Party’s expense, in connection with obtaining such protective order or other relief. Additionally, in the event that disclosure of Confidential Information is required, whether or not protective relief has been sought, the Receiving Party shall disclose only the minimum amount of Confidential Information required to comply with the applicable legal requirements compelling such disclosure.
     5.3 Publicity. The Buyer Parties and the Seller Parties will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of this Agreement announcing the transactions contemplated hereby. Each of the Parties agrees not to, and to cause each of their respective Subsidiaries not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the transactions contemplated hereby without consulting with the other Parties prior to making such release or statement, except, if, in the judgment of the disclosing Party, such release or statement may be required by Law (including the rules and regulations of the Commission) or by any securities exchange or association on which such Party’s securities are traded (including pursuant to any listing agreement), in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Buyer Parties acknowledge and understand that the Seller Parties will be required (i) to seek the Requisite Shareholder Approval and such solicitations will be publicly disclosed, (ii) to amend A.L. Industrier’s Schedule 13D, as amended, on file with the Commission (y) to disclose the signing of this Agreement (with a copy of this Agreement attached as an exhibit thereto) and (z)

the closing of the transactions contemplated hereby, and (iii) to file a Form 4 with the Commission on behalf of A.L. Industrier to disclose the closing of the transactions contemplated by this Agreement, and (b) the Seller Parties acknowledge and understand that Parent will be required to file a current report on Form 8-K to disclose (i) the signing of this Agreement (with a copy of this Agreement attached as an exhibit thereto) and (ii) the closing of the transactions contemplated hereby.
     5.4 Cooperation. Subject to the terms and conditions of this Agreement and applicable Law, each of the Buyer Parties and each of the Seller Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement to be satisfied.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Obligations of Each Party. The respective obligations of each of the Parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be validly waived by such Party), in writing, by agreement of the Seller Parties and the Buyer Parties:
          (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.
          (b) No Litigation. There shall not be any suit, action or proceeding pending by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
          (c) Shareholder Consent. Each Seller Party shall have received the Requisite Shareholder Approval.
     6.2 Additional Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller Parties:
          (a) Performance of Agreements; Accuracy of Representations and Warranties. The Buyer Parties and Parent shall have performed and complied with all of their covenants in this Agreement required to be performed and complied with by them on or prior to the Closing. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to a Purchaser Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
          (b) Officer’s Certificate. Each Seller Party shall have received a certificate, dated as of the Closing Date, executed on behalf of each of Parent and the Purchasers by an appropriate officer of each certifying that the conditions specified in Section 6.2(a) have been fulfilled.
     6.3 Additional Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Buyer Parties:
          (a) Performance of Agreements; Accuracy of Representations and Warranties. The Seller Parties shall have performed and complied with all of the covenants in this Agreement required to be performed and complied with by them on or prior to the Closing. The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to a Seller Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
          (b) Officers’ Certificate. The Buyer Parties shall have received a certificate, dated as of the Closing Date, executed on behalf of each Seller Party by appropriate officers thereof certifying that the conditions specified in Section 6.3(a) have been fulfilled.
ARTICLE VII
POST-CLOSING PURCHASE PRICE ADJUSTMENT
     7.1 Post-Closing Purchase Price Adjustment.
          (a) In the event that, during the 12 month period following the date hereof, (i) Parent announces its intention to enter into a transaction which effects a Change in Control (as defined below), (ii) the Board of Directors makes a recommendation that Parent should enter into a transaction which effects a Change in Control, (iii) Parent enters into a definitive agreement to effect a Change in Control, or (iv) a solicitation is made by a third party to purchase substantially all of the outstanding shares of the Class A Common Stock, par value $0.20 per share, of Parent (the “Class A Common Stock”), then upon consummation of any transaction referred to in subsection (i), (ii), (iii) or (iv), Parent shall pay to Wangs Fabrik or its successor a purchase price increase in the amount of seventy-five percent (75%) of the increase (the “Adjustment Amount”) in value between (i) the price per outstanding share of Class A Common Stock paid in the Change in Control (taking into account any stock dividends, issuances, splits, reverse splits, combinations, recapitalizations, exchanges or distributions of the Class A Common Stock occurring after the Closing Date and prior to the Change in Control) or the cash proceeds or the value of the securities received by the stockholders of Parent, and (ii) the Per Share Price.
          (b) The Buyer Parties shall not be obligated to pay Wangs Fabrik any purchase price increase in respect of any Change in Control, if any of the events described in subsections (i), (ii) or (iii) of Section 7.1(a) occur more than 12 months after the date hereof.
          (c) Parent shall send notice to the Seller Parties of the effective date of any Change in Control and any payment required to be made to Wangs Fabrik pursuant to subsection (a) above no later than the effective date of such event. In addition, Parent shall make the required payment simultaneously with the effective date of such Change in Control, in immediately available funds by wire transfer to Wangs Fabrik’s bank account as directed in writing by Wangs Fabrik at such time. Parent shall provide the Seller Parties with any documentation relating to the determination of the amount of the post-closing purchase price adjustment reasonably requested by the Seller Parties.
          (d) As used herein, “Change in Control” shall mean, in respect of Parent, the following events, whether effected directly or indirectly through one or a series of transactions: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act ) of (A) legal or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of all or substantially all of the Class A Common Stock, or (B) ownership of all or substantially all of the assets of Parent and its Subsidiaries, but only if Parent subsequently distributes pro rata the cash proceeds from such sale to the stockholders of Parent; provided, however, Parent will be obligated to pay Wangs Fabrik or its successor the post-closing purchase price adjustment payable pursuant to Section 7.1(c) for such asset sale if one of the events described in subsections (i), (ii), (iii) or (iv) of Section 7.1(a) regarding such asset sale occur within the time period set forth in Section 7.1(a) and the subsequent pro rata distribution of the cash proceeds from such sale to the stockholders of Parent occurs within six months of the one year anniversary of the Closing Date; or (ii) a merger, consolidation or other reorganization of Parent with an unaffiliated entity in which the shareholders of Parent prior to such merger, consolidation or reorganization receive cash or securities of another Person and as a result own less than 50% of the combined entity.
          (e) In the event that in a Change in Control of Parent the stockholders of Parent receive securities of an unaffiliated entity as consideration in the Change in Control transaction, then the post-closing purchase price adjustment payable pursuant to Section 7.1(c) shall be paid to Wangs Fabrik and shall consist of the same securities of the unaffiliated entity with a value on the effective date equal to the Adjustment Amount.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER; RELEASE
     8.1 Termination. This Agreement may be terminated:
          (a) at any time prior to the Closing, by mutual written agreement of the Seller Parties and the Buyer Parties;

          (b) at any time prior to the Closing by the Buyer Parties, (i) if the Seller Parties shall have breached in any material respect any of their covenants in Article V or if either Seller Party breached any of its representations, warranties or covenants in Article II, in each case, which breach would result in a failure of a condition set forth in Section 6.3(a) to be satisfied, and such breach continues for a period of 30 days after written notice of the breach is given to the Seller Parties by the Buyer Parties, or (ii) either of the Seller Parties shall have breached any of its respective obligations pursuant to Section 4.1;
          (c) at any time prior to the Closing by either Seller Party, if any Buyer Party shall have breached in any material respect any of its representations, warranties or covenants in Articles III, IV or V and such breach continues for a period of 30 days after written notice of the breach is given to the Buyer Parties by either Seller Party; and
          (d) at any time after June 13, 2007 (the “Outside Date”), by either Parent or Wangs Fabrik if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this clause (d) shall not be available to Wangs Fabrik, on the one hand, or Parent, on the other hand, if the failure of the Closing to occur prior to such date was a result of (i) in the case of Wangs Fabrik, any breach by either Seller Party of any of the representations, warranties, covenants or agreements of any Seller Party contained in this Agreement, or (ii) in the case of Parent, any breach by any Buyer Party of any of their representations, warranties, covenants or agreements contained in this Agreement; provided further, that Parent may terminate this Agreement in its sole discretion at any time prior to the Outside Date if the Seller Parties have failed to obtain the Requisite Shareholder Approval at the Initial Shareholder Meeting or any subsequently convened shareholders' meeting.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties hereto, unless such termination results from (a) the willful breach by a Party hereto of any of its representations or warranties set forth in this Agreement or (b) the breach by any Party hereto of its covenants set forth in this Agreement, and except as set forth in Section 10.10; provided, that the provisions of this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     8.4 Extension; Waiver. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement to be performed by the other Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such extending or waiving Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     8.5 Release. Except for the obligations of the Parties to each other arising from this Agreement and the transactions contemplated hereby, and pursuant to that certain lease agreement between A.L. Industrier, as landlord, and Apothekernes Laboratorium AS, as tenant, dated September 28, 1994, as amended, related to the production facilities in Norway, effective upon the Closing, each Party on behalf of itself and its respective Representatives, Affiliates, successors and assigns (such Party, the “Releasing Party”) shall fully and unconditionally remise, release and forever discharge and shall be deemed to have fully and unconditionally remised, released and forever discharged each other Party and its Representatives, Affiliates, successors and assigns (such other Party, the “Released Party”) of and from any and all claims which the Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification by the Buyer Parties.
          (a) The Buyer Parties covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Seller Parties, and the Seller Parties’ officers, directors, employees and agents (collectively, the “Indemnified Parties”), from and against its reasonable attorneys’ fees, accounting fees, experts’ fees and costs of suit (collectively, “Losses”) relating to or resulting from any suit, action or proceeding (“Claim”) brought by a holder of the Class A Common Stock of Parent (“Class A Stockholder”) against the Indemnified Parties that is based, in whole or in part, on allegations that the special committee of the Board of Directors, the Board of Directors or the officers of Parent took actions, or did not take actions, in connection with this Agreement or the transactions contemplated hereby that resulted in damages to Parent or the Class A Stockholders; provided, however, that (i) under no circumstances shall the Buyer Parties have any obligation to indemnify the Indemnified Parties from or against any Losses arising from any breach of a duty owed by any Indemnified Party to the Class A Stockholders; and (ii) under no circumstances shall the Buyer Parties have any obligation to indemnify the Indemnified Parties with respect to any claim between the Buyer Parties and any Indemnified Party. The Buyer Parties’ duty to indemnify shall not arise until the Claim has been (x) resolved by a final adjudication determining that the special committee of the Board of Directors, the Board of Directors or the officers of Parent is liable for damages to the Class A Stockholders for such special committee’s, Board of Directors’ or officers’ actions, or inactions, in connection with this Agreement or the transactions contemplated hereby (which final adjudication also holds that the Indemnified Party does not have any liability to the Class A Stockholders arising from any breach of a duty owed by any Indemnified Party to the Class A Stockholders) or (y) settled by execution of a definitive Settlement Agreement. The Parties agree that in the event that the Claim is settled, the Buyer Parties will have no duty to indemnify or reimburse any Indemnified Party for any amount of such settlement that is attributable to any Claim (or part thereof) for which the Buyer Parties have no duty to indemnify the Indemnified Party. The Parties shall attempt in good faith to agree upon a proper allocation of the settlement amount and of any Losses. If the Parties are unable to resolve such a dispute amicably, it shall be resolved by binding arbitration in accordance with Section 9.3 after the settlement has been reached.

Notwithstanding anything to the contrary contained herein, nothing herein shall be construed as requiring any Party to settle any Claim.
          (b) The Seller Parties acknowledge and agree that following the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for monetary damages relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, or to enforce the Indemnified Parties’ rights under this Article IX) shall be pursuant to the indemnification provisions set forth in this Article IX and subject to the limitations set forth in Section 9.1(c).
          (c) In no event shall the aggregate liability of the Buyer Parties to indemnify the Indemnified Parties against Losses under this Section 9.1 exceed US $2,000,000.
     9.2 Defense of Action. Subject to the reimbursement provisions of this Article IX, each party shall be responsible for its own defense of any Claim.
     9.3 Arbitration. All disputes related to Section 9.1(a) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules, who shall be admitted to the New York bar and have significant experience in the practice of the law of the State of New York. The place of arbitration shall be New York, NY. The language of the arbitration shall be English. The Parties hereby agree that, in addition to remedies provided by law, the arbitral tribunal shall have the power to award equitable remedies (including, but not limited to, specific performance), but shall not have the power to award punitive or other exemplary damages. The prevailing disputant in any arbitration shall be awarded its reasonable attorneys’ fees and costs as determined by the arbitrator.
ARTICLE X
GENERAL PROVISIONS
     10.1 Survival. The representations and warranties shall not survive the Closing except that those set forth in Sections 2.2, 2.3 and 3.2 shall survive the closing indefinitely. The Buyer Parties’ indemnification obligations to the Indemnified Parties set forth in Section 9.1 hereof shall survive the Closing without limitation. The covenants and agreements made by each Party in this Agreement will not survive the Closing unless otherwise contemplated by their terms.
     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or by a reputable international overnight delivery service, or sent via facsimile, with confirmation of receipt, to the Parties at the following address or at such other address for a party as shall be specified by notice hereunder:
if to A.L. Industrier or Wangs Fabrik, to:
A.L. Industrier ASA
Post Box 158 Skøyen
N-0212 OSLO NORWAY
Facsimile: (+47) 22 52 39 61
Attention: Mr. Stein Aukner

with a copy to (which shall not constitute notice hereunder):
Wiersholm, Mellbye & Bech, advokatfirma AS
Ruseløkkveien 26, P.O.Box 1400 Vika
N-0115 OSLO, NORWAY
Facsimile: (+47) 210 210 01
Attention: Ståle Gjengset, Advokat
with a copy to (which shall not constitute notice hereunder):
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, New York 10036
Facsimile: (212) 703-8942
Attention: Kevin T. Collins, Esq.
if to Parent and the Purchasers, to:
Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
Facsimile: (201) 592-1481
Attention: Secretary
with a copy to (which shall not constitute notice hereunder):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Charles M. Nathan, Esq.
     Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the next Business Day following deposit of such notice, properly addressed with carriage prepaid, with a reputable international overnight delivery service or on the second Business day if such delivery is to a foreign address or (d) upon sending such notice, if sent via facsimile, with confirmation of receipt.
     10.3 Interpretation. When a reference is made in this Agreement to Exhibits, Articles or Sections, such reference shall be to an Exhibit, Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “close of business” shall be deemed to mean 5:00 PM, New York City time, on the date specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The words “shall” and “will” are used interchangeably and shall be deemed to have the same meaning. The pronouns used and definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to a Party’s “knowledge” means, (i) in the case of either Seller Party, the actual knowledge of any of the executive officers or directors of A.L. Industrier, and (ii) in the case of the Buyer Parties, the actual knowledge of any of the executive officers and directors of the Buyer Parties. Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.
     10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.
     10.5 Entire Agreement; Assignment; Parties in Interest. This Agreement, the voting agreements entered into in connection with the transactions contemplated hereby and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, (a) constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof, (b) except as set forth in Section 8.5, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise.
     10.6 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
     10.7 No Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of law thereof).
     10.9 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
     10.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants, legal counsel, brokers and finders) shall be paid by the Party incurring such expense. In the event of any action, suit or proceeding, at law or in equity, among the Parties relating to the enforcement of the Parties’ rights and obligations under or in respect of this Agreement, the Party that prevails in such action, suit or proceeding shall be entitled to reimbursement from the non-prevailing Party of its costs and expenses reasonably incurred relating to such enforcement; provided, that in the event such Party prevails on some but not all issues in such action, suit or proceeding, then the costs and expenses between the Parties shall be allocated in proportion to damages, and if damages are not an appropriate measure, as the court may determine.
     10.11 Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement with respect to the transactions consummated at such Closing and to vest the Purchasers with full title to the Shares delivered at the Closing, each Party shall, upon the request and at the expense of the other Party, and without further consideration, execute and deliver such other instruments of conveyance and transfer, fully cooperate with the requesting party and take such other actions as the requesting Party reasonably may request.
     10.12 Enforcement. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party or its representatives and that any such breach would cause the other Party irreparable harm. Accordingly, each Party agrees that, in the event of any breach or threatened breach of this Agreement by a Party or its representatives, the other Party, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or providing a cross-undertaking in damages or other security, to equitable relief, including injunctive relief and an order for specific performance.
     10.13 Consent to Jurisdiction. Each Party will submit to the exclusive jurisdiction of any federal or state court located in the State of New York having subject matter jurisdiction with respect to any dispute that arises out of this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Seller Party has appointed CT Corporation System, located at 1633 Broadway, New York, New York 10019, as its authorized agent (“Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York court by Buyer Parties. Such appointment shall be irrevocable. Each Seller Party represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Seller Parties shall be deemed, in every respect, effective service of process upon the Seller Parties.
     10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.
     10.15 Arm’s Length Transaction. The Parties acknowledge that this Agreement and the transactions contemplated hereby are the result of arm’s length negotiations between the Buyer Parties and the Seller Parties.
Signature page follows.

     IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ALPHARMA (BERMUDA) INC.		A.L. INDUSTRIER A.S.

By:	/s/ Oystein Flingtorp	By:	/s/ Einar W. Sissenar/Stein Aukner

Name: Oystein Flingtorp		Name: Einar W. Sissenar/Stein Aukner
Title: President		Title: Chairman/Authorized Signatory

ALPHARMA EURO HOLDINGS INC.		AS WANGS FABRIK

By:	/s/ Oystein Flingtorp	By:	/s/ Einar W. Sissenar/Stein Aukner

Name: Oystein Flingtorp		Name: Einar W. Sissenar/Stein Aukner
Title: President		Title: Chairman/Authorized Signatory

ALPHARMA INC.

By:	/s/ D.J. Mitchell

Name: D.J. Mitchell
Title: President & CEO

EXHIBIT A
FORM OF VOTING AGREEMENT

VOTING AGREEMENT
     This VOTING AGREEMENT, dated as of December 13, 2006 (the “Agreement”), is entered into by and between Alpharma Inc., a Delaware corporation (the “Purchaser”) and the shareholders of A.L. Industrier A.S., a public limited liability company organized under the laws of Norway (“A.L. Industrier”), whose signatures appear on the signature page to this Agreement and who jointly own approximately 46% of the outstanding voting shares of A.L. Industrier (the “Principal Shareholders”).
W I T N E S S E T H:
     WHEREAS, the Purchaser, A.L. Industrier and AS Wangs Fabrik, a private limited liability company formed under the laws of Norway and wholly owned subsidiary of A.L. Industrier (“Wangs Fabrik”), propose to enter into a Stock Purchase Agreement dated as of the date hereof (as the same may be amended from time to time, the “Stock Purchase Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement), which provides, upon the terms and subject to the conditions thereof, for the purchase by the Purchaser or the Purchaser’s Subsidiary designees of 11,872,897 shares of the Class B Common Stock, par value $0.20 per share, of the Purchaser (the “Class B Common Stock”) from Wangs Fabrik (the “Transaction”); and
     WHEREAS, the Transaction is a sale of substantially all of the assets of A.L. Industrier, so the Requisite Shareholder Approval is required to consummate the Transaction; and
     WHEREAS, as of the date hereof, each Principal Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of A shares, par value NOK 1 per share, of A.L. Industrier, and B shares, par value NOK 1 per share, of A.L. Industrier (collectively with the A shares, the “A.L. Industrier Stock”) as set forth opposite such Principal Shareholder’s name on Exhibit A hereto (all such A.L. Industrier Stock and any shares of A.L. Industrier Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by such Principal Shareholder prior to the termination of this Agreement being referred to herein as the “Principal Shareholder’s Shares”); and
     WHEREAS, as a condition to the willingness of the Purchaser to enter into the Stock Purchase Agreement, the Purchaser has requested that the Principal Shareholders enter into this Agreement, and, in order to induce the Purchaser to enter in to the Stock Purchase Agreement, the Principal Shareholders have agreed to enter into this Agreement solely in each Principal Shareholder’s capacity as a shareholder of A.L. Industrier; and
     WHEREAS, this Agreement shall be of no force and effect until and unless the Stock Purchase Agreement is executed and delivered by the parties thereto.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Stock Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
TRANSFER AND VOTING OF SHARES
     SECTION 1.01 Transfer of Shares. Each Principal Shareholder shall not, directly or indirectly, until the earlier of the termination of this Agreement or the receipt of the Requisite Shareholder Approval (a) sell, pledge, encumber, assign, transfer, grant an option with respect to or otherwise dispose of any or all of such Principal Shareholder’s Shares or any interest in such Principal Shareholder’s Shares, (b) deposit any of such Principal Shareholder’s Shares or any interest in such Principal Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Principal Shareholder’s Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein), or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer, option with respect to, or other disposition of any of such Principal Shareholder’s Shares. Notwithstanding the provisions in the previous sentence, prior to the Closing Date, each Principal Shareholder may transfer, sell, exchange, pledge or otherwise dispose of or encumber, such Principal Shareholder’s Shares to any Affiliate of such Principal Shareholder, provided that each such transferee or assignee, prior to the completion of the transfer, sale, exchange, pledge or encumbrance, shall have executed documents assuming all of the obligations of the Principal Shareholder under this Agreement with respect to the transferred securities. Furthermore, each Principal Shareholder undertakes to act in good faith in order to effectuate and seek to consummate the transactions contemplated by the Stock Purchase Agreement and this Agreement.
     SECTION 1.02 Vote in Favor of the Transaction. Each Principal Shareholder, solely in such Principal Shareholder’s capacity as a shareholder of A.L. Industrier, agrees to vote (or cause to be voted) all of such Principal Shareholder’s Shares at any meeting of the shareholders of A.L. Industrier or any adjournment thereof, and in any action by written consent of the shareholders of A.L. Industrier (whether held directly or beneficially and whether now owned or hereafter acquired) (i) in favor of the adoption of the Stock Purchase Agreement and approval of the Transaction, and in favor of the other transactions contemplated by the Stock Purchase Agreement, (ii) in favor of an amendment to the Bylaws of A.L. Industrier as set forth in Exhibit E to the Stock Purchase Agreement, and (iii) in favor of any other matter directly relating to the consummation of the transactions contemplated by the Stock Purchase Agreement. If a Principal Shareholder is the beneficial owner, but not the record holder, of such Principal Shareholder’s Shares, such Principal Shareholder agrees to take all commercially reasonable actions necessary to cause the record holder and any nominees to vote all of such Principal Shareholder’s Shares in accordance with the foregoing provisions.
     SECTION 1.03 Alternate Transaction. Each Principal Shareholder agrees it will not engage in any discussions and/or negotiations (or otherwise enter into any agreement) with any persons directly or indirectly relating to the sale or other disposition of all or a portion of the Shares, or the voting thereof (an “Alternate Transaction”). Each Principal Shareholder agrees on behalf of itself and its officers, directors, employers, representatives, agents, and financial advisors it will not otherwise solicit, initiate or encourage inquiries or proposals or offers from or provide information to any person regarding, or that could reasonably be expected to result in, a proposal for an Alternate Transaction. Each Principal Shareholder agrees it will vote its Shares against any Alternate Transaction.
     SECTION 1.04 Effectiveness of Agreement; Termination. The respective rights and obligations of the parties hereto under this Agreement are subject to the execution and delivery of the Stock Purchase Agreement by each of the parties thereto and therefore this Agreement will be of no force and effect until the Stock Purchase Agreement is executed and delivered by such parties. This Agreement and the obligations of each Principal Shareholder pursuant to this Agreement shall terminate upon the earliest of (a) six months from the date hereof, (b) the Closing Date, (c) the date any material amendment of the Stock Purchase Agreement without the prior written consent of such Principal Shareholder, (d) the date of any termination of the Stock Purchase Agreement pursuant to Section 8.1(a) or 8.1(c) of the Stock Purchase Agreement, or (e) the date of any termination of the Stock Purchase Agreement by Parent pursuant to Section 8.1(d) of the Stock Purchase Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF PRINCIPAL SHAREHOLDERS
     The Principal Shareholders severally, and not jointly, hereby represent and warrant to the Purchaser as follows:
     SECTION 2.01 Authorization; Binding Agreement. Each Principal Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement, to perform his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Principal Shareholder and, assuming its due authorization, execution and delivery by or on behalf of the Purchaser, constitutes the legal, valid and binding obligations of each Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.
     SECTION 2.02 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by each Principal Shareholder do not, and the performance of this Agreement by each Principal Shareholder will not, (i) conflict with or violate any material statute, law, rule, regulation, order, judgment or decree applicable to such Principal Shareholder or by which such Principal Shareholder or any of such Principal Shareholder’s material properties or assets is bound or affected, (ii) conflict with or violate the organizational documents of such Principal Shareholder who is not an individual person, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of such Principal Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Principal Shareholder is a party or by which such Principal Shareholder or any of such Principal Shareholder’s material properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any Principal Shareholder is a trustee whose further consent is required for the execution and delivery of this Agreement or the consummation by such Principal Shareholder of the transactions contemplated by this Agreement.
     (b) The execution and delivery of this Agreement by each Principal Shareholder do not, and the performance of this Agreement by each Principal Shareholder will not, require any material consent, approval, order, permit or governmental authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign. No Principal Shareholder has any understanding in effect with respect to the voting or transfer of any of such Principal Shareholder’s Shares. No Principal Shareholder has received or will receive any payment or compensation in any way, directly or indirectly, by A.L. Industrier or Wangs Fabrik to induce such Principal Shareholder to enter into this Agreement or the Stock Purchase Agreement, except payments pursuant to the Stock Purchase Agreement and compensation received as a director, officer or employee of A.L. Industrier or Wangs Fabrik in the ordinary course.
     SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of each Principal Shareholder, threatened before any agency, administration, court or tribunal, foreign or domestic, against such Principal Shareholder or any of his, her or its respective material properties that would prevent, enjoin, materially delay or impair such Principal Shareholder’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Principal Shareholder that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, would have a material adverse effect on such Principal Shareholder’s ability to consummate the transactions contemplated by this Agreement.
     SECTION 2.04 Reliance. Each Principal Shareholder understands and acknowledges that Purchaser is entering into the Stock Purchase Agreement in reliance upon such Principal Shareholder’s execution, delivery and performance of this Agreement.
     SECTION 2.05 Title to Shares. As of the date of this Agreement, each Principal Shareholder is the sole record and beneficial owner of, or has a power of attorney with respect to such Principal Shareholder’s Shares set forth opposite such Principal Shareholder’s name on Exhibit A hereto. Each Principal Shareholder’s Shares set forth opposite such Principal Shareholder’s name on Exhibit A hereto, are all of the securities of A.L. Industrier owned, directly or indirectly, of record or beneficially by such Principal Shareholder on the date of this Agreement. Other than as set forth on Exhibit B hereto, (a) each Principal Shareholder has good and marketable title to all of such shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Shares and there are no restrictions on rights of disposition or other liens pertaining to such Shares, and (b) none of the Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER
     The Purchaser hereby represents and warrants to the Principal Shareholders as follows:
          SECTION 3.01 Authorization; Binding Agreement. The Purchaser has all legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by or on behalf of the Purchaser and, assuming its due authorization, execution and delivery by or on behalf of the Principal Shareholders, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.
          SECTION 3.02 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Purchaser will not, (i) conflict with or violate any material statute, law, rule, regulation, order, judgment or decree applicable to the Purchaser or by which the Purchaser or any of the Purchaser’s material properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or Bylaws of the Purchaser, or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s material properties or assets is bound or affected.
          (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any material consent, approval, order, permit or governmental, authorization or permit of, or filing with or notification to, any third party or any governmental, regulatory or administrative authority, agency or commission, domestic or foreign.
ARTICLE IV
COVENANTS OF PRINCIPAL SHAREHOLDERS
          SECTION 4.01 Further Assurances. From time to time and without additional consideration, the Principal Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall take such further actions, as the Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.
ARTICLE V
GENERAL PROVISIONS
     SECTION 5.01 Entire Agreement; Amendments. This Agreement, the Stock Purchase Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.
     SECTION 5.02 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal or legal representatives, heirs, distributees, devisees, legatees, executors, administrators and permitted assigns; provided, that, except as provided in Section 1.01 of this Agreement, any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Principal Shareholder without the prior written consent of the Purchaser shall be void.
     SECTION 5.03 Enforcement of Agreement. Each Principal Shareholder acknowledges and agrees that Purchaser could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Principal Shareholder could not be adequately compensated by monetary damages. Accordingly, each Principal Shareholder agrees that, subject to applicable law, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, Purchaser will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     SECTION 5.04 Fees and Expenses. Except as otherwise provided herein or in the Stock Purchase Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     SECTION 5.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or by a reputable international overnight delivery service, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

if to the Principal Shareholders, to:
AS Swekk
c/o Alpharma AS, att: E .W Sissener
P. O. Box 158 Skøyen, 0212 Oslo, NORWAY
Telephone: +47 22 52 91 13
Facsimile: +47 22 52 39 61
Bluebird Invest I AS
c/o Munthe
Stjerneveien 44, 0779 Oslo, NORWAY
EWS-Stiftelsen
c/o Alpharma AS, att: E .W Sissener
Harbitzalleen 3, 0275 Oslo, NORWAY
Einar Andreas Sissener
Mo Terrasse 4, 3215 Sandefjord, NORWAY
Einar Wilhelm Sissener
c/o Alpharma AS
P.O. Box 158 Skøyen, 0212 Oslo,
NORWAY
Annicken Sissener
c/o Einar A. Sissener, Mo Terrasse 4, 3215
Sandefjord, NORWAY
Henriette Sissener
c/o Einar A. Sissener, Mo Terrasse 4, 3215
Sandefjord, NORWAY
with a copy to(which shall not constitute notice hereunder):
Wiersholm, Mellbye & Bech advokatfirma as
P.O. Box 1400 Vika, 0115 Oslo, NORWAY
Telephone: +47 21 02 10 00
Facsimile: +47 21 02 10 01
Attention: Ståle Gjengset, Advokat

if to the Purchaser, to:
Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
Facsimile: (201) 592-1481
Attention: Secretary
with a copy to (which shall not constitute notice hereunder):
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Facsimile: (212) 751-4864
Attention: Charles M. Nathan, Esq.
Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the next Business Day following deposit of such notice, properly addressed with carriage prepaid, with a reputable international overnight delivery service or on the second Business day if such delivery is to a foreign address or (d) upon sending such notice, if sent via facsimile, with confirmation of receipt.
     SECTION 5.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.
     SECTION 5.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the country of Norway applicable to contracts executed in and to be performed in that country without regard to any conflicts of laws. In any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Oslo District Court.
     SECTION 5.09 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 5.10 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 5.11 Survival. The representations, warranties and agreement of the parties contained in this Agreement shall not survive the termination of this Agreement; provided, that no such termination shall relieve any party hereto from any liability from an intentional breach of this Agreement prior to the date of termination.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

ALPHARMA INC.

By:

Name:
Title:

Einar W. Sissener on behalf of AS Swekk

Einar W. Sissener on behalf of Bluebird Invest I AS

Einar W. Sissener on beha lf of EWS-Stiftelsen

Einar W. Sissener on behalf of Einar Andreas
Sissener

Einar W. Sissener

Einar W. Sissener on behalf of Anders Jahres
Humanitære Stiftelse

Einar W. Sissener on behalf of Annicken Sissener

EXHIBIT A
SHARES OWNED

				Shares Issuable
			Total Number of	upon Exercise of
Name of Principal Shareholder	A Shares	B Shares	Shares	Options, etc.
AS Swekk	2,189,660	1,227,606	3,417,266	0
Bluebird Invest I AS	1,500,000	750,000	2,250,000	0
EWS Stiftelsen	819,000	409,500	1,228,500	0
Einar Andreas Sissener	324,000	162,000	486,000	0
Einar Wilhelm Sissener	387,360	50,724	438,084	0
Annicken Sissener	78,000	39,000	117,000	0
Henriette Sissener	78,000	39,000	117,000	0
Total	5,376,020	2,677,830	8,053,850	0

EXHIBIT B
CERTAIN DEFINED TERMS
     As used in this Agreement and the Exhibits hereto, the following terms have the indicated meanings:
     “Affiliate” with respect to any Person, means any other Person Controlling, Controlled by or under common Control with such first Person; provided, however, for purposes of this Agreement (i) the Seller Parties and their respective Subsidiaries (other than the Purchaser’s Subsidiaries), shareholders and equityholders shall not be deemed to be “Affiliates” of the Purchaser, and (ii) the Purchaser and its Subsidiaries shall not be deemed to be “Affiliates” of the Seller Parties.
     “Business Day” means any day other than Saturday, Sunday and a day on which banks are required or permitted to close in New York, New York.
     “Commission” means the United States Securities and Exchange Commission.
     “Contract” means any mortgage, indenture, lease, license, contract, agreement, instrument, bond, note, debenture or franchise.
     “Control” means the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.
     “Controlled Affiliate” with respect to any Person means any Affiliate of such Person that such Person Controls.
     “Law” means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to taxes.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.
     “Person” means any individual, corporation, company, limited liability company, partnership, joint venture, Governmental Entity, business association or other entity.
     “Requisite Shareholder Approval” shall mean the amendment to the Bylaws of A.L. Industrier or Wangs Fabrik, as applicable, in the forms attached hereto as Exhibit E and Exhibit F, respectively, the adoption of this Agreement and the approval of the transactions contemplated hereby by at least two thirds (2/3rds) of both the votes cast and the share capital represented at the contemplated general meetings of each Seller Party.
     “Subsidiary” means, with respect to any Person (a) a corporation a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar restriction, (b) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar restriction or (ii) in the absence of such a governing body, at least a majority ownership interest.

TERM	SECTION
Adjustment Amount	7.1 (a)
Agreement	Preamble
Alternate Transaction	4.1 (a)
A.L. Industrier	Preamble
Authorized Agent	10.13
Board of Directors	3.2
Charter Documents	2.4 (a)
Change in Control	7.1 (d)
Class A Common Stock	7.1 (a)
Class A Stockholder	9.1 (a)
Closing	1.3 (a)
Closing Date	1.3 (a)
Confidential Information	5.2 (b)
Contract Consent	2.4 (a)
Disclosing Party	5.2
Exchange Act	2.4 (b)
Governmental Entity	2.4 (b)
Indemnified Party	9.1 (a)
Initial Shareholder Meeting	5.1 (a)
Losses	9.1 (a)
Order	6.1 (a)
Outside Date	8.1 (d)
Parties	Preamble
Per Share Price	1.2
Purchase Price	1.2
Purchasers	Preamble
Purchaser Material Adverse Effect	3.1
Receiving Party	5.2
Released Party	8.5
Releasing Party	8.5
Representatives	5.2

TERM	SECTION
Seller Material Adverse Effect	2.1
Seller Parties	Preamble
Shares	Recitals
Wangs Fabrik	Preamble

EXHIBIT C
FORM OF A.L. INDUSTRIER A.S. SHAREHOLDER NOTICE

English Translation
To the shareholders of A.L. Industrier ASA
Oslo, __ December 2006
SUMMONS TO EXTRAORDINARY SHAREHOLDERS’ MEETING
You are hereby summoned to extraordinary shareholders’ meeting in A.L. Industrier ASA, on ___ December 2006 at ___ hours at Harbitzalléen 3, Skøyen, Oslo.
Agenda:
1.	FORMALITIES

1.1	Opening of the shareholders’ meeting by Einar W. Sissener, Chairman of the Board of Directors

1.2	Aproval of the summons and the agenda

1.3	Election of person to chair the meeting and person to co-sign the minutes

2.	AGREEMENT WITH ALPHARMA INC REGARDING SALE OF CLASS B SHARES IN ALPHARMA INC
The Board of Directors has, together with the Board of Directors of AS Wangs Fabrik, negotiated an agreement (the “Agreement”) with the Board of Directors in Alpharma Inc. regarding the sale of AS Wangs Fabrik’s class B shares in Alpharma Inc. to Alpharma Inc. or one or more of Alpharma Inc’s subsidiaries (the “Transaction”).
It is a condition for entering into the Agreement that shareholders having minimum 2/3 both of the votes cast and of the share capital represented in the in the contemplated extraordinary shareholders’ meeting in A.L. Industrier ASA, approve entering into the Agreement and the implementation of all actions required to carry out the Transaction.
The Board of Directors will therefore submit the Agreement before the shareholders’ meeting with a motion to approve entering into the Agreement and implementation of the Transaction, and suggests that the shareholders’ meeting adopts the following resolution:
“The shareholders’ meeting approves agreement dated [.] between Alpharma Inc and A.L. Industrier ASA and AS Wangs Fabrik regarding the latter’s sale of all its class B shares in Alpharma Inc. and the implementation of all actions necessary to carry out the Transaction.”
3.	AMENDMENT OF THE ARTICLES OF ASSOCIATION
The Board of Directors at the same time suggests that the shareholders’ meeting amends the articles of association section 2 to have the following wording:
“The corporate purpose of the company is to conduct active and passive investment activities and other activities related thereto.”
***
Referring to section 7 of the articles of association, we request that those of the shareholders who wish to meet in person or by power of attorney, use the enclosed attendance notice/power of attorney and submit this to the company represented by DnB NOR ASA, Verdipapirservice, Stranden 21, 0021 Oslo, alternatively by telefax no XX XX XX XX, or electronically by Investor services, at the latest [.] hours, [.]day [DATE] 2006.
Oslo __ December 2006
For the Board of Directors of A.L. Industrier ASA

Einar W. Sissener
Chairman of the Board

EXHIBIT D
FORM OF AS WANGS FABRIK SHAREHOLDER NOTICE

English Translation
To the shareholder of AS Wangs Fabrik
Oslo, __ December 2006
SUMMONS TO EXTRAORDINARY SHAREHOLDERS’ MEETING
You are hereby summoned to extraordinary shareholders’ meeting in AS Wangs Fabrik, on ___ December 2006 at ___ hours at Harbitzalléen 3, Skøyen, Oslo.
Agenda:
1.	FORMALITIES

1.1	Opening of the shareholders’ meeting by Einar W. Sissener, Chairman of the Board of Directors

1.2	Approval of the summons and the agenda

1.3	Election of person to chair the meeting and person to co-sign the minutes

2.	AGREEMENT WITH ALPHARMA INC REGARDING SALE OF CLASS B SHARES IN ALPHARMA INC
The Board of Directors has, together with the Board of Directors of A.L. Industrier ASA, negotiated an agreement (the “Agreement”) with the Board of Directors in Alpharma Inc. regarding the sale of AS Wangs Fabrik’s class B shares in Alpharma Inc. to Alpharma Inc. or one or more of Alpharma Inc’s subsidiaries (the “Transaction”).
It is a condition for entering into the Agreement that shareholders having minimum 2/3 both of the votes cast and of the share capital represented in the contemplated extraordinary shareholders’ meeting in AS Wangs Fabrik approve entering into the Agreement and the implementation of all actions required to carry out the Transaction.
The Board of Directors will therefore submit the Agreement before the shareholders’ meeting with a motion to approve entering into the Agreement and implementation of the Transaction, and suggests that the shareholders’ meeting adopts the following resolution:
“The shareholders’ meeting approves agreement dated [.] between Alpharma Inc and A.L. Industrier ASA and AS Wangs Fabrik regarding the latter’s sale of all its class B shares in Alpharma Inc. and the implementation of all actions necessary to carry out the Transaction.”
3.	AMENDMENT OF THE ARTICLES OF ASSOCIATION
The Board of Directors at the same time suggests that the shareholders’ meeting amends the articles of association section 1, 2nd paragraph to have the following wording:
“The corporate purpose of the company is to conduct active and passive investment activities and other activities related thereto.”
***
Oslo, __ December, 2006
for the Board of Directors of AS Wangs Fabrik

Einar W. Sissener
chairman

EXHIBIT E
A.L. INDUSTRIER A.S. BYLAW AMENDMENT

English Translation
ARTICLES OF ASSOCIATION
A.L. INDUSTRIER ASA
(as amended [.] 2006)
§ 1
A.L. Industrier ASA is a public limited liability company with registered office in the municipality of Oslo.
§ 2
The corporate purpose of the company is to conduct active and passive investment activities and other activities related thereto.
§ 3
The share capital of the company is NOK 17,354,925 divided on 17,354,925 shares each of nominal value NOK 1.00 divided on 11,569,950 class A shares with voting rights and a total nominal value of NOK 11,569,950 and 5,784,975 class B shares without voting rights and a total nominal value of NOK 5,784,975. The shares shall be registered in the Norwegian Central Securities Depository.
§ 4
Acquisition of shares is subject to consent from the board of directors. Such consent can only be refused when there is justifiable basis.
§ 5
The company’s board of directors shall have minimum three and maximum five directors elected by the shareholders or as decided by the shareholders’ meeting, plus any employee representative pursuant to the at any time prevailing legislation.
Powers to sign for the company are held by the chairman of the board and one director jointly, or by two directors jointly, of which one director shall be elected by the shareholders.
§ 6
In the ordinary shareholders’ meeting the following matters shall be considered and resolved:
1.	Adoption of the result accounts and balance

2.	Allocation of annual profit or coverage of deficit pursuant to the adopted balance and any payment of dividend

3.	Adoption of group result accounts and group balance

4.	Other matters pertaining to the shareholders’ meeting pursuant to law or the articles of association
§ 7
Shareholders who wish to participate (or be represented by power of attorney) in the shareholders’ meeting must give notice at the latest two business days before the shareholders’ meeting is held.

EXHIBIT F
AS WANGS FABRIK BYLAW AMENDMENT

English Translation
ARTICLES OF ASSOCIATION
AS WANGS FABRIK
(as adopted at incorporation on 19.09.1941, last amended [.] 2006)
§ 1
AS Wangs Fabrik is a limited liability company with registered office in Oslo.
The corporate purpose of the company is to conduct active and passive investment activities and other activities related thereto.
§ 2
The company’s share capital is NOK 1,852,000 divided on 18,520 shares each of nominal value NOK 100, fully paid and payable to bearer.
§ 3
Transfer of shares is subject to the consent of the board of directors.
Not granting such consent must be based on the interests of the company.
§ 4
The board of directors shall have maximum 6 directors elected by the shareholders’ meeting. The board appoints its chairman, who shall have a casting vote in the event of a voting tie.
Powers to sign for the company are held by two directors jointly. The board of directors may grant proxy.
§ 5
The shareholders’ meeting shall appoint a managing director, whose dispositions shall be binding for the company.
§ 6
The ordinary shareholders’ meeting shall consider:
1.	Adoption of result accounts and balance.

2.	Allocation of profits or coverage of deficit pursuant to the adopted balance, and payment of dividend.

3.	Election of board of directors

4.	Other matters pertaining to the shareholders’ meeting pursuant to law or the articles of association